Exhibit 10(iii)(A)(89)

THE INTERPUBLIC GROUP OF COMPANIES 2009 PERFORMANCE INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants an Option to purchase shares of the Company’s common stock (the “Shares”) to the Participant named below. The terms and conditions of the Option are set forth in this Award Agreement (the “Agreement”) and The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.

Date of Option Grant	<Date>	Participant’s Name	<First Name Last Name>

Expiration Date	[4:30 p.m. Eastern Time on the tenth anniversary of the Date of Option Grant]	If your expiration date falls on a non-trading day, your option expires on the last trading day prior to the expiration date.

Number of Shares Underlying Option	<Number>	Exercise Price Per Share	<Price>

Vesting	Subject to the (i) terms of the Plan and (ii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the Option will vest according to the schedule below. Any portion of the Option that vests may be exercised in accordance with Section 5 of the Plan.

	Date		Percentage of Shares Underlying Option Vested

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Please (i) review the rest of this Agreement, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute the Agreement and Exhibit B by checking the box below.

By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under “Forfeiture of Award”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Fabrizio Alcobe-Fierro

Senior Vice President, Global Compensation

I have read this Agreement, the Plan, and Exhibit B and I understand and agree to their terms and conditions.

Participant’s Signature,
to be provided electronically

THE INTERPUBLIC GROUP OF COMPANIES 2009 PERFORMANCE INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Termination of Employment	As set forth in the Plan, the period during which the Participant may exercise this Option after a Termination of Employment is limited. For purposes of this Option, the Participant’s Termination of Employment will be deemed to occur on the date the Participant is withdrawn from the payroll of the Company or its Affiliate, as applicable. If the Participant is not eligible to receive severance pay, the Participant will be deemed to have been withdrawn from the payroll on the day the Participant ceases to provide services to the Company and its Affiliates. If the Participant is entitled to receive severance pay, the Participant will be deemed to have been withdrawn from the payroll on the day the Participant’s last severance payment is made.
Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes when the Option is exercised. In any event, the Participant (or Beneficiary, if applicable) remains responsible at all times for paying any income and employment taxes with respect to the Option. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.
Forfeiture of Award	Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company (“Subsidiary Grants”) that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.
Postponement of Exercise and/or Delivery	The exercise of this Option and/or issuance or delivery of Shares may be postponed under certain circumstances specified in the Plan; provided that such postponement shall not be exercised in a manner that would constitute a feature for the deferral of compensation or a modification of the Option that results in the Option being subject to Section 409A of the Internal Revenue Code of 1986, as amended.
Interpretation and Construction	This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in this Agreement or the Plan) shall be binding and conclusive.
Entire Understanding	This Agreement, the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between you and the Company and its Affiliates regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded.